                                                                    Exhibit 99.2


[LOGO OF PILOT NETWORK SERVICES, INC.]

    Pilot Network Services Lays Off Employees and Suspends Normal Business
                                  Operations

ALAMEDA, Calif., April 26 /PRNewswire/ -- Pilot Network Services, Inc.(R) (Nasdaq: PILT), the first provider of highly secure, subscription-based
         ----
e-business services, today announced that the Company has laid off all of its employees as of the close of business April 25, 2001. Pilot has, however, retained a small number of key employees to assist in client transition activities. Pilot's management is currently evaluating the Company's alternatives in light of the decision to suspend normal business operations. However, Pilot does not expect to be able to resume operations in its current condition.

About Pilot Network Services, Inc.

Pilot Network Services, Inc. is the first provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in securities to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers. Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business interactions against attack. Pilot can be reached at 888-40-PILOT or online at www.pilot.net and info@pilot.net.

/CONTACT: Pilot Network Services, 510-433-7800/